Consent of Independent Registered Public Accounting Firm

The Board of Trustees Mellon Funds Trust:

We consent to the use of our reports dated October 20, 2006 incorporated by reference herein and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Counsel and Independent Registered Public Accounting Firm” in the statement of additional information.

New York, New York December 19, 2006